Exhibit 99.1

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FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810
HCA Reports Second Quarter 2010 Results
Nashville, Tenn., July 29, 2010 — HCA Inc. today announced financial and operating results for its second quarter ended June 30, 2010.
Second Quarter Summary:
▪	Revenues increased 3.7 percent to $7.756 billion, compared to $7.483 billion in the second quarter of 2009. Charity care and uninsured discounts, which reduce our reported revenues, increased to $1.670 billion in the second quarter compared to $1.190 billion in the prior year’s second quarter.

▪	Net income attributable to HCA Inc. increased 3.4 percent to $293 million, compared to $282 million in the prior year’s second quarter.

▪	Adjusted EBITDA increased 6.5 percent to $1.490 billion, compared to $1.399 billion in the second quarter of 2009.

▪	Provision for doubtful accounts declined to $788 million, from $866 million in the prior year.

▪	Interest expense increased to $530 million, from $506 million in the second quarter of 2009.

▪	Same facility equivalent admissions increased 1.6 percent, and same facility admissions declined 0.3 percent in the second quarter compared to the second quarter of 2009.

▪	Same facility revenue per equivalent admission increased 2.2 percent and reflects the impact of the increased charity care and uninsured discounts. Same facility cash revenue per equivalent admission increased 3.7 percent in the quarter compared to the prior year.

▪	Total surgeries, on a same facility basis, declined 1.4 percent from the previous year’s second quarter.
Revenues in the second quarter of 2010 totaled $7.756 billion, compared to $7.483 billion in the second quarter of 2009. Cash revenues increased 5.3 percent in the second quarter to $6.968 billion from $6.617 billion in the same period last year. Cash revenues is a non-GAAP measure and reflects the Company’s reported revenues less the provision for doubtful accounts (bad debt). Net income attributable to HCA Inc. for the second quarter of 2010 totaled $293 million, compared to $282 million in the prior year’s second quarter. Adjusted EBITDA in the quarter increased by 6.5 percent to $1.490 billion, compared to $1.399 billion in the previous year’s second quarter. Tables describing Adjusted EBITDA and cash revenues and reconciling net income attributable to HCA Inc. to Adjusted EBITDA, and reported revenues to cash revenues, are included in this release. Results for the second quarter of 2010 include impairments of long-lived assets of $91 million while results for the second quarter of 2009 include losses on sales of facilities of $3 million and impairments of long-lived assets of $4 million.
The Company’s provision for doubtful accounts declined to $788 million, or 10.2 percent of revenues, in the second quarter of 2010 from $866 million, or 11.6 percent of revenues, in the second quarter of 2009, primarily due to a $480 million increase in charity care and uninsured discounts in the second quarter of 2010 compared to the prior year.
The sum of the provision for doubtful accounts, uninsured discounts and charity care, as a percentage of the sum of revenues, uninsured discounts and charity care was 26.1 percent for the second quarter of 2010 compared to 23.7 percent for the second quarter of 2009. Same facility uninsured admissions increased 2.1 percent in the second quarter of 2010 compared to the prior year’s second quarter. Same facility uninsured admissions comprised 6.8 percent of total admissions in the second quarter of 2010 compared to 6.6 percent in the second quarter of 2009.
During the second quarter of 2010, salaries and benefits, supplies and other operating expenses totaled $5.553 billion, or 71.6 percent of revenues, compared to $5.279 billion, or 70.5 percent of revenues, in the second quarter of 2009.
Interest expense increased to $530 million in the second quarter of 2010, compared to $506 million in the same period of 2009, due to small increases in both the average debt balance and the average effective interest rate on our outstanding debt.
Same facility admissions declined 0.3 percent and same facility equivalent admissions increased 1.6 percent in the second quarter of 2010 compared to the prior year’s second quarter. Same facility inpatient surgeries declined 2.1 percent and same facility outpatient surgeries declined 0.9 percent in the second quarter of 2010 compared to the second quarter of 2009. Same facility revenue per equivalent admission increased 2.2 percent in the first quarter of 2010 compared to the second quarter of 2009 and reflects the impact of the increased uninsured discounts and charity care, which reduce our reported revenues. Same facility cash revenue per equivalent admission increased 3.7 percent in the second quarter of 2010 compared to the second quarter of 2009.
Revenues for the six months ended June 30, 2010 totaled $15.300 billion compared to $14.914 billion for the same period of 2009. Net income attributable to HCA Inc. was $681 million for the six months ended June 30, 2010 compared to $642 million in the prior year. Adjusted EBITDA totaled $3.064 billion for the first half of 2010 compared to $2.856 billion for the same period of 2009. Results for the six months ended June 30, 2010 include impairments of long-lived assets of $109 million, compared to losses on sales of facilities of $8 million and impairments of long-lived assets of $13 million in the first half of 2009.
As of June 30, 2010, HCA’s balance sheet reflected cash and cash equivalents of $350 million, total debt of $26.798 billion, and total assets of $23.420 billion. During the second quarter of 2010, capital expenditures totaled $322 million, and the Company paid a $500 million cash distribution to holders of its common stock and vested stock options. Net cash provided by operating activities totaled $450 million in the second quarter of 2010 compared to $659 million in the prior year.

The $209 million decrease was due primarily to changes in operating assets and liabilities of $317 million, reflecting increases in accounts receivable, other receivables and marketable securities, and declines in accounts payable and accrued interest.
As of June 30, 2010 HCA operated 162 hospitals and 106 freestanding surgery centers (including eight hospitals and eight freestanding surgery centers operated through equity method joint ventures).
Earnings Conference Call
HCA will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: http://www.videonewswire.com/event.asp?id=71015 or through the Company’s Investor Relations web page, www.hcahealthcare.com.
Cautionary Statement about Preliminary Results and Other Forward-Looking Information
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the ability to recognize the benefits of the recapitalization, (2) the impact of the substantial indebtedness incurred to finance the recapitalization and the ability to refinance such indebtedness on acceptable terms, (3) the effects related to the enactment of federal health care reform and other possible changes to federal, state or local laws affecting the health care industry, (4) increases, particularly during periods of economic slowdown, in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit (“UPL”) programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in revenue mix, including potential declines in the population covered under managed care agreements due to the economic downturn and the ability to enter into and renew managed care provider agreements on acceptable terms, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) future divestitures which may result in charges, (16) changes in business strategy or development plans, (17) delays in receiving payments for services provided, (18) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (19) potential liabilities and other claims that may be asserted against us, and (20) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

HCA Inc.
Condensed Consolidated Income Statements
Second Quarter
(Dollars in millions)

	2010		2009
	Amount	Ratio	Amount	Ratio
Revenues	$7,756	100.0%	$7,483	100.0%

Salaries and benefits	3,076	39.6	2,944	39.3
Supplies	1,251	16.1	1,211	16.2
Other operating expenses	1,226	15.9	1,124	15.0
Provision for doubtful accounts	788	10.2	866	11.6
Equity in earnings of affiliates	(75)	(1.0)	(61)	(0.8)
Depreciation and amortization	355	4.6	360	4.8
Interest expense	530	6.8	506	6.8
Losses on sales of facilities	—	—	3	—
Impairments of long-lived assets	91	1.2	4	0.1

	7,242	93.4	6,957	93.0

Income before income taxes	514	6.6	526	7.0

Provision for income taxes	136	1.7	161	2.1

Net income	378	4.9	365	4.9

Net income attributable to noncontrolling interests	85	1.1	83	1.1

Net income attributable to HCA Inc.	$293	3.8	$282	3.8

HCA Inc.
Condensed Consolidated Income Statements
For the Six Months Ended June 30, 2010 and 2009
(Dollars in millions)

	2010		2009
	Amount	Ratio	Amount	Ratio
Revenues	$15,300	100.0%	$14,914	100.0%

Salaries and benefits	6,148	40.2	5,867	39.3
Supplies	2,451	16.0	2,421	16.2
Other operating expenses	2,428	15.9	2,226	15.1
Provision for doubtful accounts	1,352	8.8	1,673	11.2
Equity in earnings of affiliates	(143)	(0.9)	(129)	(0.9)
Depreciation and amortization	710	4.7	713	4.7
Interest expense	1,046	6.8	977	6.5
Losses on sales of facilities	—	—	8	0.1
Impairments of long-lived assets	109	0.7	13	0.1

	14,101	92.2	13,769	92.3

Income before income taxes	1,199	7.8	1,145	7.7

Provision for income taxes	345	2.2	348	2.4

Net income	854	5.6	797	5.3

Net income attributable to noncontrolling interests	173	1.1	155	1.0

Net income attributable to HCA Inc.	$681	4.5	$642	4.3

HCA Inc.
Supplemental Non-GAAP Disclosures
Operating Results Summary
(Dollars in millions)

			For the Six Months
	Second Quarter		Ended June 30,
	2010	2009	2010	2009
Revenues	$7,756	$7,483	$15,300	$14,914

Net income attributable to HCA Inc.	$293	$282	$681	$642
Losses on sales of facilities (net of tax)	—	2	—	5
Impairments of long-lived assets (net of tax)	57	2	69	8

Net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets (a)	350	286	750	655
Depreciation and amortization	355	360	710	713
Interest expense	530	506	1,046	977
Provision for income taxes	170	164	385	356
Net income attributable to noncontrolling interests	85	83	173	155

Adjusted EBITDA (a)	$1,490	$1,399	$3,064	$2,856

(a)	Net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets and Adjusted EBITDA are non-GAAP financial measures. We believe net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets and Adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets and GAAP net income attributable to HCA Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses on sales of facilities and impairments of long-lived assets will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets and Adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income attributable to HCA Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets and Adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Inc.
Supplemental Non-GAAP Disclosures
Operating Measures on a Cash Revenues Basis
Second Quarter
(Dollars in millions)

	2010			2009
		Non-GAAP			Non-GAAP
		% of Cash	GAAP % of		% of Cash	GAAP % of
		Revenues	Revenues		Revenues	Revenues
	Amount	Ratios (b)	Ratios (b)	Amount	Ratios (b)	Ratios (b)
Revenues	$7,756		100.0	$7,483		100.0
Provision for doubtful accounts	788			866

Cash revenues (a)	6,968	100.0		6,617	100.0

Salaries and benefits	3,076	44.1	39.6	2,944	44.5	39.3
Supplies	1,251	17.9	16.1	1,211	18.3	16.2
Other operating expenses	1,226	17.7	15.9	1,124	17.0	15.0

% changes from prior year:
Revenues	3.7%
Cash revenues	5.3
Revenue per equivalent admission	2.3
Cash revenue per equivalent admission	4.0

(a)	Cash revenues is defined as reported revenues less the provision for doubtful accounts. We use cash revenues as an analytical indicator for purposes of assessing the effect of uninsured patient volumes, adjusted for the effect of both the revenue deductions related to uninsured accounts (charity care and uninsured discounts) and the provision for doubtful accounts (which relates primarily to uninsured accounts), on our revenues and certain operating expenses, as a percentage of cash revenues. Variations in the revenue deductions related to uninsured accounts generally have the inverse effect on the provision for doubtful accounts. We increased our uninsured discount percentages during August 2009 and the resulting effects, for the second quarter of 2010, were an increase in uninsured discounts of $467 million and a decline in the provision for doubtful accounts of $78 million, compared to the second quarter of 2009. Cash revenues is commonly used as an analytical indicator within the health care industry. Cash revenues should not be considered as a measure of financial performance under generally accepted accounting principles. Because cash revenues is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, cash revenues, as presented, may not be comparable to other similarly titled measures of other health care companies.

(b)	Salaries and benefits, supplies and other operating expenses, as a percentage of cash revenues (a non-GAAP financial measure), present the impact on these ratios due to the adjustment of deducting the provision for doubtful accounts from reported revenues and results in these ratios being non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management uses this information to compare certain operating expense categories as a percentage of cash revenues. Management finds this information useful to evaluate certain expense category trends without the influence of whether adjustments related to revenues for uninsured accounts are recorded as revenue adjustments (charity care and uninsured discounts) or operating expenses (provision for doubtful accounts), and thus the expense category trends are generally analyzed as a percentage of cash revenues. These non-GAAP financial measures should not be considered alternatives to GAAP financial measures. We believe this supplemental information provides management and the users of our financial statements with useful information for period-to-period comparisons. Investors are encouraged to use GAAP measures when evaluating our overall financial performance.

HCA Inc.
Supplemental Non-GAAP Disclosures
Operating Measures on a Cash Revenues Basis
For the Six Months Ended June 30, 2010 and 2009
(Dollars in millions)

	2010			2009
		Non-GAAP			Non-GAAP
		% of Cash	GAAP % of		% of Cash	GAAP % of
		Revenues	Revenues		Revenues	Revenues
	Amount	Ratios (b)	Ratios (b)	Amount	Ratios (b)	Ratios (b)
Revenues	$15,300		100.0	$14,914		100.0
Provision for doubtful accounts	1,352			1,673

Cash revenues (a)	13,948	100.0		13,241	100.0

Salaries and benefits	6,148	44.1	40.2	5,867	44.3	39.3
Supplies	2,451	17.6	16.0	2,421	18.3	16.2
Other operating expenses	2,428	17.3	15.9	2,226	16.8	15.1

% changes from prior year:
Revenues	2.6%
Cash revenues	5.3
Revenue per equivalent admission	1.5
Cash revenue per equivalent admission	4.2

(a)	Cash revenues is defined as reported revenues less the provision for doubtful accounts. We use cash revenues as an analytical indicator for purposes of assessing the effect of uninsured patient volumes, adjusted for the effect of both the revenue deductions related to uninsured accounts (charity care and uninsured discounts) and the provision for doubtful accounts (which relates primarily to uninsured accounts), on our revenues and certain operating expenses, as a percentage of cash revenues. Variations in the revenue deductions related to uninsured accounts generally have the inverse effect on the provision for doubtful accounts. We increased our uninsured discount percentages during August 2009 and the resulting effects, for the first six months of 2010, were an increase in uninsured discounts of $885 million and a decline in the provision for doubtful accounts of $321 million, compared to the first six months of 2009. Cash revenues is commonly used as an analytical indicator within the health care industry. Cash revenues should not be considered as a measure of financial performance under generally accepted accounting principles. Because cash revenues is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, cash revenues, as presented, may not be comparable to other similarly titled measures of other health care companies.

(b)	Salaries and benefits, supplies and other operating expenses, as a percentage of cash revenues (a non-GAAP financial measure), present the impact on these ratios due to the adjustment of deducting the provision for doubtful accounts from reported revenues and results in these ratios being non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management uses this information to compare certain operating expense categories as a percentage of cash revenues. Management finds this information useful to evaluate certain expense category trends without the influence of whether adjustments related to revenues for uninsured accounts are recorded as revenue adjustments (charity care and uninsured discounts) or operating expenses (provision for doubtful accounts), and thus the expense category trends are generally analyzed as a percentage of cash revenues. These non-GAAP financial measures should not be considered alternatives to GAAP financial measures. We believe this supplemental information provides management and the users of our financial statements with useful information for period-to-period comparisons. Investors are encouraged to use GAAP measures when evaluating our overall financial performance.

HCA Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	June 30,	March 31,	December 31,
	2010	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$350	$388	$312
Accounts receivable, net	3,769	3,878	3,692
Inventories	805	794	802
Deferred income taxes	1,126	1,181	1,192
Other	742	497	579

Total current assets	6,792	6,738	6,577

Property and equipment, at cost	24,950	24,766	24,669
Accumulated depreciation	(13,798)	(13,514)	(13,242)

	11,152	11,252	11,427

Investments of insurance subsidiary	646	1,146	1,166
Investments in and advances to affiliates	870	851	853
Goodwill	2,583	2,561	2,577
Deferred loan costs	391	411	418
Other	986	1,132	1,113

	$23,420	$24,091	$24,131

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,179	$1,199	$1,460
Accrued salaries	927	893	849
Other accrued expenses	1,262	1,498	1,158
Long-term debt due within one year	1,029	981	846

Total current liabilities	4,397	4,571	4,313

Long-term debt	25,769	25,874	24,824
Professional liability risks	1,029	1,058	1,057
Income taxes and other liabilities	1,589	1,742	1,768

Total liabilities	32,784	33,245	31,962

Equity securities with contingent redemption rights	144	144	147

EQUITY (DEFICIT)
HCA Inc. stockholders’ deficit	(10,525)	(10,313)	(8,986)
Noncontrolling interests	1,017	1,015	1,008

Total deficit	(9,508)	(9,298)	(7,978)

	$23,420	$24,091	$24,131

HCA Inc.
Condensed Consolidated Statements of Cash Flow
For the Six Months Ended June 30, 2010 and 2009
(Dollars in millions)

	2010	2009
Cash flows from operating activities:
Net income	$854	$797
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities	(1,698)	(1,654)
Provision for doubtful accounts	1,352	1,673
Depreciation and amortization	710	713
Income taxes	(55)	(417)
Losses sales of facilities	—	8
Impairments of long-lived assets	109	13
Amortization of deferred loan costs	40	40
Share-based compensation	16	14
Pay-in-kind interest	—	58
Other	23	29

Net cash provided by operating activities	1,351	1,274

Cash flows from investing activities:
Purchase of property and equipment	(536)	(619)
Acquisition of hospitals and health care entities	(31)	(41)
Disposal of hospitals and health care entities	25	29
Change in investments	502	71
Other	(11)	11

Net cash used in investing activities	(51)	(549)

Cash flows from financing activities:
Issuance of long-term debt	1,387	1,751
Net change in revolving credit facilities	1,329	(505)
Repayment of long-term debt	(1,529)	(1,782)
Distributions to noncontrolling interests	(176)	(159)
Payment of debt issuance costs	(25)	(45)
Payment of cash distributions to stockholders	(2,251)	—
Other	3	—

Net cash used in financing activities	(1,262)	(740)

Change in cash and cash equivalents	38	(15)
Cash and cash equivalents at beginning of period	312	465

Cash and cash equivalents at end of period	$350	$450

Interest payments	$973	$822
Income tax payments, net	$400	$765

HCA Inc.
Operating Statistics

	Second Quarter		For the Six Months Ended June 30,
	2010	2009	2010	2009
Consolidating Hospitals:
Number of Hospitals	154	155	154	155
Weighted Average Licensed Beds	38,607	38,817	38,647	38,814
Licensed Beds at End of Period	38,636	38,793	38,636	38,793

Reported:
Admissions	385,200	387,400	784,100	783,600
% Change	-0.6%		0.1%
Equivalent Admissions	617,900	609,900	1,233,400	1,220,100
% Change	1.3%		1.1%
Revenue per Equivalent Admission	$12,553	$12,270	$12,405	$12,224
% Change	2.3%		1.5%
Inpatient Revenue per Admission	$12,211	$11,577	$12,017	$11,522
% Change	5.5%		4.3%

Patient Days	1,858,100	1,872,500	3,810,700	3,825,600
Equivalent Patient Days	2,981,300	2,948,700	5,994,200	5,956,400

Inpatient Surgery Cases	121,800	124,400	244,300	247,000
% Change	-2.1%		-1.1%
Outpatient Surgery Cases	198,600	200,200	389,300	394,600
% Change	-0.8%		-1.3%

Emergency Room Visits	1,436,200	1,398,000	2,803,300	2,757,700
% Change	2.7%		1.7%

Outpatient Revenues as a Percentage of Patient Revenues	38.2%	39.1%	37.3%	38.5%

Average Length of Stay	4.8	4.8	4.9	4.9

Occupancy	52.9%	53.0%	54.5%	54.5%
Equivalent Occupancy	84.9%	83.5%	85.7%	84.9%

Same Facility:
Admissions	383,100	384,200	779,000	776,600
% Change	-0.3%		0.3%
Equivalent Admissions	614,100	604,700	1,224,500	1,208,500
% Change	1.6%		1.3%
Revenue per Equivalent Admission	$12,523	$12,257	$12,383	$12,222
% Change	2.2%		1.3%
Inpatient Revenue per Admission	$12,231	$11,599	$12,034	$11,554
% Change	5.4%		4.2%
Inpatient Surgery Cases	121,100	123,600	242,600	245,700
% Change	-2.1%		-1.3%
Outpatient Surgery Cases	197,100	198,900	386,400	391,400
% Change	-0.9%		-1.3%
Emergency Room Visits	1,425,500	1,387,100	2,782,100	2,730,500
% Change	2.8%		1.9%

Number of Consolidating and Nonconsolidating (Equity Joint Ventures) Hospitals:

Consolidating	154	155	154	155
Nonconsolidating (Equity Joint Ventures)	8	8	8	8

Total Number of Hospitals	162	163	162	163